Exhibit 10.2

INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

PERSONAL & CONFIDENTIAL

April 5, 2023

Stephen C. Ruffini

[***]

Dear Stephen:

As you know, you are party to an employment agreement with Village Farms International, Inc. (the “Company”), dated as of June 1, 2020 (the “Employment Agreement”). By signing this letter agreement (this “Amendment”), you and the Company mutually agree to amend the Employment Agreement as set forth herein, effective as of April 5, 2023 (the “Effective Date”). All capitalized terms used but not defined herein will have the meanings set forth in the Employment Agreement.

The terms of this Amendment, as set forth below, constitute a legally binding agreement between you and the Company.

1.
Section 2 of the Employment Agreement is hereby amended in its entirety to read as follows:

Unless sooner terminated as provided in Section 4, the Executive’s term of employment under this Agreement shall run for a period of three (3) years, plus one month, from the Effective Date to June 30, 2023 (the “Initial Term”); provided that, the Executive’s term of employment under this Agreement will automatically be extended for one additional year commencing on June 30, 2023 and on each annual anniversary of such date thereafter (each, a “Renewal Term”), unless terminated earlier under Section 4 or unless the Company gives written notice of non-renewal to the Executive at least ninety (90) days before the expiration of the Initial Term or then-current Renewal Term, as applicable. The Initial Term and any Renewal Terms are referred to collectively as the “Term.” A termination of the Executive’s employment due to notice of non-renewal of the

Term by the Company shall be treated as a termination “Without Cause” under Section 4(d) and the Executive shall receive the applicable payments and benefits set forth in Section 4(g).

2.
Except as otherwise expressly amended hereby, all of the terms and conditions of the Employment Agreement will remain in full force and effect.

This Amendment, together with the Employment Agreement (as amended hereby), contains the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.

This Amendment, for all purposes, will be construed in accordance with the laws of the State of Florida without regard to any conflict- or choice-of-law principles that would call for the application of the law of another jurisdiction. Any controversy or claim arising out of or related to this Amendment shall be settled by arbitration as provided in Section 15 of the Employment Agreement.

This Amendment may be executed in counterparts and delivered by electronic transmission in “portable document format” or by any other electronic signature method acceptable to the Company, each of which shall be an original and which taken together shall constitute one and the same document.

* * *

We look forward to your continued success with the Company. Please return your signed copy of this Amendment to me by no later than April 28, 2023.

Very truly yours,

Village Farms International, Inc.

BY: /s/ Michael A. DeGiglio____

Name: Michael A. DeGiglio

Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Stephen C. Ruffini_____

90 Colonial Center Pkwy, Lake Mary, FL. 32746

(407) 936-1190 | villagefarms.com | Good, for all. ™

Stephen C. Ruffini

90 Colonial Center Pkwy, Lake Mary, FL. 32746

(407) 936-1190 | villagefarms.com | Good, for all. ™